MacroGenics Appoints Eric Risser as President and Chief Executive Officer

ROCKVILLE, MD, August 13, 2025 (GLOBE NEWSWIRE) -- MacroGenics, Inc. (Nasdaq: MGNX), a clinical-stage biopharmaceutical company developing innovative antibody-based therapeutics for the treatment of cancer, today announced that effective as of August 13, 2025, Eric Risser has been appointed President, Chief Executive Officer and to the Board of Directors. Mr. Risser has served as Chief Operating Officer at MacroGenics since 2022, overseeing several key company functions and has led the Company’s corporate development efforts, which have generated over $1.6 billion in non-dilutive capital since inception. Mr. Risser succeeds Scott Koenig, M.D., Ph.D. who is stepping down after serving as President and Chief Executive Officer for the past 24 years.

“Eric is a highly strategic leader who brings almost 30 years of biotech and pharmaceutical industry experience, with a track record of value creation, effective portfolio management and creative deal-making,” said Bill Heiden, MacroGenics’ Chair. “Eric has a compelling vision for MacroGenics, and the Board and I are enthusiastic about helping bring it to life.”

“On behalf of Eric, the Board, the Company’s employees, and all of the individuals with whom Scott has worked tirelessly since the Company’s founding, I would like to extend our sincere gratitude to Scott for his many years of service. Under his leadership, the Company had many successes, including the development of three products which are now FDA-approved. The Company will continue to have access to Scott as Director and as an advisor,” concluded Mr. Heiden.

Mr. Risser commented, “I want to thank the Board for their confidence in my ability to lead MacroGenics into its next chapter. My goal is to create an even more focused and capital-efficient biotechnology company that delivers novel, high-value therapies to patients battling cancer. I will be working closely with the entire executive team and Board to ensure MacroGenics is investing resources where we believe we can generate significant value for both patients and shareholders alike.”

Mr. Risser joined MacroGenics in 2009 to lead its business development efforts and has assumed roles of increasing operational and strategic responsibility since that time, most recently as Chief Operating Officer. Prior to joining MacroGenics, Mr. Risser worked at Johnson & Johnson as Senior Director in Corporate Development, where he led multiple licensing and acquisition transactions. Earlier in his career, he held a variety of life science roles across investment banking, venture capital, and strategy consulting. Mr. Risser holds an M.B.A. from Stanford University and a B.A. from Yale University.

About MacroGenics, Inc.

MacroGenics (the Company) is a biopharmaceutical company focused on developing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at www.macrogenics.com. MacroGenics and the MacroGenics logo are trademarks or registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for MacroGenics (“Company”), including statements about the Company’s strategy, future operations, clinical development of and regulatory plans for the Company’s therapeutic candidates, expected timing of the release of clinical updates and safety and efficacy data for the Company’s ongoing clinical trials and other statements containing the words “subject to”, "believe", “anticipate”, “plan”, “expect”, “intend”, “estimate”, “potential,” “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks that TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s revenue, expenses and costs may not be as expected, risks relating to TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s market acceptance, competition, reimbursement and regulatory actions; future data updates, including timing and results of efficacy and safety data with respect to product candidates in ongoing clinical trials; our ability to provide manufacturing services to our customers; the uncertainties inherent in the initiation and enrollment of future clinical trials; the availability of financing to fund the internal development of our product candidates; expectations of expanding ongoing clinical trials; expectations for the timing and steps required in the regulatory review process; expectations for regulatory approvals; expectations of future milestone payments; the impact of competitive products; our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates; business, economic or political disruptions due to catastrophes or other events, including natural disasters, terrorist attacks, civil unrest and actual or threatened armed conflict, or public health crises; costs of litigation and the failure to successfully defend lawsuits and other claims against us; and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

Contacts

Jim Karrels, Senior Vice President, CFO
1-301-251-5172
info@macrogenics.com

Argot Partners
1-212-600-1902
macrogenics@argotpartners.com